AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT to the Fund Administration Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the Highmore Sustainable All-Cap Equity Fund to the Series Portfolios Trust:

Exhibit G, is hereby superseded and replaced by Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John J. Hedrick	By: /s/ Anita Zagrodnik

Name: John J. Hedrick	Name: Anita Zagrodnik

Title: President	Title: Senior Vice President

Date: February 21, 2018	Date: February 21, 2018

 Exhibit G to the Series Portfolios Trust Fund Administration Servicing Agreement

Name of Series
Highmore Managed Volatility Fund
Highmore Sustainable All-Cap Equity Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance
 Officer (CCO) Services Fee Schedule at February 2018

Annual Fee Based Upon Average Net Assets Per Fund*
8 basis points on the first $_ million
6 basis points on the next $_ million
5 basis points on the balance
Minimum annual fee for first 2 funds:  $_ per fund, thereafter: $_ per fund

▪ Additional fee of $_ for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $_ per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	$-_ - Domestic Equities, Options, ADRs, Foreign Equities
▪	$-_ - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$-_ - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$_ - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$_ - Bank Loans
▪	$_ - Swaptions
▪	$_ - Credit Default Swaps
▪	$_ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	$_ per security on the First 100 Securities
▪	$_ per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$_ per Foreign Equity Security per Month
▪	$_ per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$_ per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$_ for the first fund (subject to Board approval)
▪	$_ for each additional fund (subject to change based on Board review and approval)
▪	$_ per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$_ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit G (continued) to the Series Portfolios Trust Fund Administration Servicing
Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance
Officer (CCO) Services Fee Schedule (continued) at February 2018

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule at February 2018

Additional Legal Administration Services
▪	Subsequent new fund launch – $_ per project
▪	Subsequent new share class launch – $_ per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $_ per fund per year
▪	Setup – $_ per fund group

Section 18 Compliance Testing
▪	$_ set up fee per fund complex
▪	$_ per fund per month

Section 15(c) Reporting
▪	$_ per fund per report – first class
▪	$_ per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the Fund Administration fee schedules on this Exhibit G.

Highmore Group Advisors, LLC

By: Dr. Brian Altenburg

Printed Name and Title: Dr. Brian Altenburg, Managing Partner    Date: February 21, 2018